Exhibit 99.1

NEWS RELEASE

CARREKER CORPORATION ANNOUNCES RESTRUCTURING CHARGE FOR THE FOURTH QUARTER OF 2004

DALLAS (Monday, March 7, 2005) — Carreker Corporation (Nasdaq: CANI), a leading provider of payments technology and consulting solutions for the financial services industry, today announced a fourth quarter 2004 restructuring charge of approximately $700,000, which is primarily related to workforce reductions.  The charge will reduce fourth quarter operating results from the Company’s previous expectations.

Carreker Corporation will further discuss the restructuring charge as well as the actual results for the quarter, industry trends and other points of interest to shareholders during its fourth quarter and fiscal year 2004 financial results conference call, which will be held on Tuesday, March 15, 2005 at 11:00 a.m. Eastern Time.

To join the conference call, domestic participants dial 800-599-9816, international participants dial 617-847-8705.  All participants enter the passcode 71331000. A replay of the call will be available on Tuesday, March 15 from 1:00 p.m. Eastern Time through 11:45 p.m. Tuesday, March 22, 2005.  To access the replay, domestic participants dial 888-286-8010, international participants dial 617-801-6888.  All replay participants enter the passcode 95367405. A live webcast of the conference call, as well as the archive webcast, will be available through the investor relations (IR) section of the Company’s website at http://ir.carreker.com.

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

Forward Looking Statements - Except for historical information, the statements in this release, including statements regarding future financial performance, constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the volatility in the Company’s common stock price, as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products, sales, potential sales and prices. For further information concerning certain of these risks and uncertainties, see under the caption “Business-Forward Looking Statements and Risk Factors” in the Company’s most recent Form 10-K for the year ended January 31, 2004 and “Management’s Discussion and Analysis” in subsequent quarterly reports on Form 10-Q. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Lisa Peterson
Executive Vice President and CFO
(972) 371-1454 PH
(972) 458-2567 FX
Email: lpeterson@carreker.com